EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
     CLEVELAND, OHIO, July 16, 2009 — The Sherwin-Williams Company (NYSE: SHW) announced that John M. Stropki was elected to the Board of Directors of Sherwin-Williams effective July 15, 2009. Mr. Stropki, 58, is Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc. Mr. Stropki was also appointed to the Compensation and Management Development Committee of the Board. Mr. Stropki’s election brings the number of members of the Board to ten and the number of independent directors to nine.
     “We are very pleased to welcome John to our Board of Directors,” commented Christopher M. Connor, Chairman and Chief Executive Officer of Sherwin-Williams. “John brings a wealth of manufacturing and management experience to our Board and will be a great asset to Sherwin-Williams and our shareholders for years to come.”
     Mr. Stropki started his employment at Lincoln Electric more than 35 years ago working summers at its Cleveland, Ohio factory while an engineering student at Purdue University. He held various management positions with Lincoln Electric before being named President and Chief Executive Officer in June 2004 and being elected Chairman in October 2004. He has been a Director of Lincoln Electric since 1998. Mr. Stropki holds a bachelor’s degree in industrial engineering from Purdue and an M.B.A. degree from Indiana University.
     Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.
Contacts:
Robert Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com